Exhibit 10.1

RELEASE OF CLAIMS

1. Effective November 7, 2012, in exchange for the severance payment and other benefits described in Section 3 of my Amended and Restated Change of Control Severance Agreement with Unwired Planet, Inc., as amended, (formerly Openwave Systems Inc.) (the “Company”) and in Section 3 of this Release of Claims, I and my successors and assigns release the Company and its successors and assigns, and each of their respective parents, divisions, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns, from any and all claims, actions and causes of action, whether now known or unknown, that I have, or at any other time had. or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which I sign this Release of Claims, including, but not limited to, any claims of wrongful termination, breach of express or implied contract, fraud, negligent misrepresentation, defamation, infliction of emotional distress, retaliation or national origin, race, age, sex, disability, sexual orientation or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Fair Employment and Housing Act, or any other applicable law. This Release of Claims will not apply to any rights or claims that cannot be released as a matter of law, including any statutory indemnity rights, to any claims under the terms of the Indemnity Agreement entered into by me and the Company, if any, and it will not apply to any claims that arise after the date on which I sign this Release of Claims.

2. I acknowledge that I have read section 1542 of the Civil Code of the State of California which, in its entirety, states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

I hereby waive any rights that I have under section 1542 of the Civil Code of the State of California (or any similar provision of the laws of any other jurisdiction) to the fullest extent that 1 may lawfully waive such rights pertaining to this Release of Claims, and I affirm that it is my intention to release all known and unknown claims that I have against the parties released in Paragraph 1 above.

3. In exchange for this release, the Company will provide me with the following benefits, which are without duplication of those provided for in the Amended and Restated Change of Control Severance Agreement with Unwired Planet, Inc., as amended:

(a) A severance payment in the amount of $675,000, pursuant to the terms described in Section 3 of my Amended and Restated Change of Control Severance Agreement with Unwired Planet, Inc., as amended, which will be set aside in a rabbi trust for a period of six months pursuant to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and paid to you immediately thereafter;

(b) All other benefits described in described in the Amended and Restated Change of Control Severance Agreement with Unwired Planet, Inc.;

(c) The immediate and complete vesting of 100% of the unvested portion of any stock option, restricted stock or any other compensatory stock award granted to me by the Company and currently held by me (other than any stock option, restricted stock or other compensatory stock award which by the express terms of the grant or by express designation of the Board of Directors of the Company are expressly excluded from the effect of the Change of Control Agreement);

(d) A period of 18 months following November 7, 2012 (the “Termination Date”) to exercise my stock options (or until the earlier expiration date of any such options);

(e) Eighteen (18) months of medical, dental and vision insurance benefit coverage under COBRA for myself and my beneficiaries, provided that I complete and timely file all necessary COBRA election documentation. If the Company cannot provide this benefit for any reason, the Company will pay to you an amount equal to $879.84 per month, pro rated for partial months, in lieu of providing such benefit until the earlier of (i) the end of such 18 month period, and (ii) the date on which you accept full time employment with another employer.

The Company shall also provide me: payment of my earned bonus in the amount of $52,841.00; payment for wages earned for work performed through and including the Termination Date in the amount of $5,681.82, less applicable deductions; payment for accrued, unused vacation time in the amount of $0; and reimbursement for expenses to be submitted by November 30, 2012 incurred on behalf of the Company. I acknowledge that the Company owes me no additional compensation of any sort other beyond that specified in this Release of Claims and the Amended and Restated Change of Control Severance Agreement with Unwired Planet, Inc., as amended.

4. I agree that I will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process. The Company agrees that its officers and directors will not, at any time in the future, make any critical or disparaging statements about me to any third party, unless such statements are made truthfully in response to a subpoena or other legal process. The Company agrees that, if asked, it will state that my separation from the Company was amicable.

5. I acknowledge that I have returned to the Company all Company property and documents (whether in paper or electronic form, and all copies thereof) and any Company proprietary or confidential information (and all reproductions thereof in whole or in part) that were in my possession, custody, or control, except for the Company property, documents, and proprietary or confidential information that I have retained for purposes of providing ongoing consulting services to the Company. I acknowledge and agree that following the termination of my employment with the Company, I continue to be bound by, and will comply with, the terms of the Confidential Information and Invention Assignment Agreement between me and the Company.

6. This Release of Claims constitutes the entire agreement between the Company and me with regard to the subject matter hereof. Both parties acknowledge that they have carefully read and fully understand this Release of Claims and I have not relied on any statement, written or oral, which is not set forth in this document. Both parties understand and agree that this Release of Claims cannot be modified or amended except by a document signed by me and an authorized officer of the Company.

I UNDERSTAND THAT I SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE OF CLAIMS AND THAT I AM GIVING UP ANY LEGAL CLAIMS I HAVE AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE OF CLAIMS. I ALSO UNDERSTAND THAT I MAY HAVE UP TO 21 DAYS TO CONSIDER AND SIGN THIS RELEASE OF CLAIMS. THAT I MAY REVOKE THIS RELEASE OF CLAIMS AT ANY TIME DURING THE SEVEN DAY PERIOD AFTER 1 SIGN IT BY WRITTEN NOTICE OF REVOCATION TO THE GENERAL COUNSEL OF THE COMPANY, AND THAT THIS RELEASE OF CLAIMS WILL NOT BECOME EFFECTIVE UNLESS I DO NOT REVOKE IT DURING THAT SEVEN DAY PERIOD. I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THIS RELEASE OF CLAIMS. AND I AM SIGNING THIS RELEASE OF CLAIMS KNOWINGLY. WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE PAYMENT AND BENEFITS DESCRIBED ABOVE. WHICH PAYMENT AND BENEFITS I AM NOT ENTITLED TO RECEIVE EXCEPT AS A RESULT OF SIGNING THIS RELEASE OF CLAIMS.

[Signature page follows.]

Dated: November 9, 2012	Signature:	/s/ Anne Brennan
Anne Brennan

UNWIRED PLANET, INC. (FORMERLY OPENWAVE SYSTEMS INC.)

Dated: November 9, 2012	By:	/s/ Michael Mulica
Michael Mulica
	Its:	Chief Executive Officer